PROSPECTUS and	PRICING SUPPLEMENT NO. 7
PROSPECTUS SUPPLEMENT, each	Dated June 10, 2010
Dated May 7, 2008	Commission File No.: 333-150486
Filed pursuant to Rule 424(b)(2)

U.S. $8,150,000,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES D

due from 9 Months to 30 Years from Date of Issue

The Medium-Term Notes offered hereby will be Fixed Rate Notes and senior securities as more fully described in the accompanying Prospectus and Prospectus Supplement and will be denominated in U.S. Dollars.

The dollar amount above reflects the amount of Medium-Term Notes, Series D remaining prior to this issuance, representing the $15,000,000,000 initial program amount reduced by $5,350,000,000 of Medium-Term Notes issued to date and by $1,500,000,000 designated for issuance pursuant to the Issuer’s CoreNotes program described in the prospectus supplement dated February 26, 2009.

CUSIP:	24422EQX0

Principal Amount:	$500,000,000

Issue Price:	99.913% plus accrued interest from June 15, 2010 if settlement occurs after that date

Date of Issue:	June 15, 2010

Maturity Date:	June 17, 2013

Interest Payment Dates:	June 17 and December 17 of each year commencing on December 17, 2010 and ending at Maturity

Regular Record Dates:	The fifteenth day (whether or not a Business Day) next preceding the applicable Interest Payment Date

Interest Rate:	1.875% PER ANNUM

Redemption Provisions:	None

Plan of Distribution:	Name	Principal Amount Of Notes

	Citigroup Global Markets Inc.	$225,000,000

	J.P. Morgan Securities Inc.	225,000,000

	BNP Paribas Securities Corp.	25,000,000

	Mitsubishi UFJ Securities (USA) Inc	25,000,000

	Total	$500,000,000

The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.763% plus accrued interest from June 15, 2010 if settlement occurs after that date

Citigroup Global Markets Inc. J.P. Morgan Securities Inc. BNP Paribas Securities Corp. Mitsubishi UFJ Securities (USA) Inc.

Citigroup Global Markets Inc., and J.P. Morgan Securities Inc. are acting as Joint Book-Running Managers.